Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated 6 August 2025, with respect to the combined carve-out financial statements of Unilever PLC’s Ice Cream business in certain jurisdictions, included herein, and to the reference to our firm under the heading “Statements by Experts” in the registration statement.

/s/ KPMG LLP

London, United Kingdom

4 November 2025